Item 77C - The New Germany Fund, Inc.
Registrant incorporates by reference to the Proxy Statement filed on
April 30, 2007 (Accession No. 0001104659-07-033455)

The Annual Meeting of Stockholders (the "Meeting") of The New Germany
Fund, Inc. (the "Fund") was held on June 25, 2007.  At the Meeting, the following matters were voted upon by the stockholders
(the resulting votes are presented below).

1. To elect four Directors to serve for a term of three years until their successors are elected and qualify.

Number of Votes:

Director                                             For                       Withheld
Ambassador Richard R. Burt               15,039,780            5,217,515
Richard Karl Goeltz                             15,065,069            5,192,226
Christian H. Strenger                          15,047,337            5,209,958
Robert H. Wadsworth                         15,050,706            5,206,589

2. To ratify the appointment by the Audit Committee and
 the Board of Directors of PricewaterhouseCoopers LLP, an
 independent registered public accounting firm, as independent auditors for the fiscal year ending December 31, 2007.

Number of Votes:

For                                     Against                  Withheld
15,720,868                          2,564,495              1,971,930